Exhibit 99.1

News For Immediate Release

Memorial Resource Development Corp. Prices Upsized

Initial Public Offering of Common Stock

HOUSTON, June 13, 2014 – Memorial Resource Development Corp. (NASDAQ: MRD) announced today the pricing of its initial public offering of 42,800,000 shares of its common stock at $19.00 per share. The shares are expected to begin trading today on the NASDAQ Global Market under the ticker symbol “MRD.” The Company is offering 21,500,000 shares of its common stock, and the selling stockholder named in the registration statement is offering 21,300,000 shares of the Company’s common stock. In addition, the selling stockholder has granted the underwriters a 30-day option to purchase up to an additional 6,420,000 shares of the Company’s common stock at the initial public offering price. The offering is expected to close on June 18, 2014, subject to customary closing conditions.

The Company intends to use the net proceeds of approximately $382.1 million from this offering to redeem its 10.00% / 10.75% Senior PIK Toggle Notes due 2018 in their entirety and to pay any applicable premium in connection with such redemption and accrued and unpaid interest, if any, to the date of redemption, and, together with borrowings under the Company’s new revolving credit facility, to pay a portion of the consideration for certain assets being contributed to the Company at the closing of the offering, to repay outstanding borrowings under its subsidiary’s existing credit agreements and to pay for fees and expenses associated with the Company’s new revolving credit facility. The Company will not receive any proceeds from the sale of the shares by the selling stockholder.

Citigroup and Barclays are acting as joint book-running managers for the offering. BofA Merrill Lynch, BMO Capital Markets, Goldman, Sachs & Co., Raymond James, RBC Capital Markets and Wells Fargo Securities are also acting as book-running managers for the offering. The offering of these securities will be made only by means of a written prospectus. A copy of the prospectus for the offering may be obtained, when available, from:

Citigroup c/o Broadridge Financial Solutions 1155 Long Island Avenue Edgewood, NY 11717 (800) 831-9146 batprospectusdept@citi.com	Barclays c/o Broadridge Financial Solutions 1155 Long Island Avenue Edgewood, NY 11717 (888) 603-5847 barclaysprospectus@broadridge.com

About Memorial Resource Development Corp.

Memorial Resource Development Corp. is an independent natural gas and oil company engaged in the acquisition, exploration and development of natural gas and oil properties primarily in North Louisiana and East Texas.

Important Information

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission (“SEC”). The registration statement may be obtained free of charge at the SEC’s website at www.sec.gov under the registrant’s name, “Memorial Resource Development Corp.” This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Statement Concerning Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of federal securities laws. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Memorial Resource Development Corp.’s control. All statements, other than historical facts included in this release, are forward-looking statements. All forward-looking statements speak only as of the date of this release. Although the Company believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the exploration for and development, production, gathering and sale of oil and natural gas. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital and the timing of development expenditures.

Contact:

Memorial Resource Development Corp.

Hays Mabry – Manager, Investor Relations

(713) 588-8339

ir@memorialrd.com